Exhibit 1.1

ARTICLES OF ASSOCIATION of:

Koninklijke KPN N.V.

(“Royal KPN N.V.”),

having its official seat in ‘s-Gravenhage.

19 April 2006.

Office translation of the complete text of the Articles of Association of Koninklijke KPN N.V. (“Royal KPN N.V.”), having its official seat in ‘s-Gravenhage, as they read after the deed of amendment executed on 19 April 2006 before G.W.Ch. Visser, civil law notary in Amsterdam, in respect of which a ministerial statement of no objections was granted on 19 April 2006, under number NV 348845.

In preparing the attached document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the Dutch text will govern by law.

In the attached document, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Koninklijke KPN N.V. is registered with the Commercial Register of the Chamber of Commerce for Haaglanden under number 02045200.

CHAPTER I

Definitions.

Article 1.

In these articles of association the following terms shall have the meanings as assigned below:

a.                                       general meeting: the body formed by shareholders with voting rights and others holding voting rights;

b.                                      general meeting of shareholders: the meeting of shareholders and other persons entitled to attend meetings;

c.                                       depositary receipts: depositary receipts for shares in the company;

d.                                      distributable part of the shareholders’ equity: that part of the shareholders’ equity which exceeds the paid and called capital plus the reserves which are required to be held by law;

e.                                       auditor: a “registeraccountant” or other auditor referred to in section 393 of Book 2 of the Netherlands Civil Code or an organisation in which such auditors work together;

f.                                         the annual meeting: the general meeting of shareholders convened to consider the financial statements and annual report;

g.                                      subsidiary:

•                                          a legal entity in which the company or one or more of its subsidiaries, pursuant to an agreement with other persons entitled to vote or otherwise, can exercise, solely or jointly, more than one-half of the voting rights at the general meeting of members or shareholders of that legal entity;

•                                          a legal entity of which the company or one or more of its subsidiaries is a member or shareholder and, pursuant to an agreement with other persons entitled to vote or otherwise, can appoint or dismiss, solely or jointly, more than one-half of the members of the Board of Management or the Supervisory Board, if all persons entitled to vote were to cast their vote;

all this subject to the provisions of paragraphs 3 and 4 of section 24a of Book 2 of the Netherlands Civil Code.

A company operating under its own name, for the debts of which the company or one or more subsidiaries is fully liable as a partner towards its creditors, shall be treated as a subsidiary;

h.                                      group company: a legal entity or company within the meaning of section 24b of Book 2 of the Netherlands Civil Code which is united with the company in one group;

i.                                          dependent company:

•                                          a legal person to which the company or one or more dependent companies, solely or jointly and for its or their own account, contribute(s) at least one-half of the issued capital;

•                                          a partnership, a (business) undertaking of which has been registered in the commercial register and for which the company or a dependent company is fully liable as a partner towards third parties for all liabilities;

j.                                          Official Price List: the Official Price List of Euronext Amsterdam N.V. or an official publication replacing it;

k.                                       General Rules: the General Rules (Algemeen Reglement) Euronext Amsterdam Stock Market;

l.                                          Necigef: Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.: the Netherlands central securities depository (centraal instituut) as referred to in the Securities Bank Giro Transfer Act (Wet giraal effectenverkeer);

m.                                    Necigef-beneficiary: in respect of ordinary shares, a participant (deelgenoot) in the collective deposit (verzameldepot) of ordinary shares of a Necigef-participant, all within the meaning of the Securities Bank Giro Transfer Act;

n.                                      Necigef-participant: an institution which is an associated institution (aangesloten instelling) within the meaning of the Securities Bank Giro Transfer Act;

o.                                      Necigef Global Certificate: the one single share certificate representing all bearer ordinary shares in issue from time to time referred to in article 6, paragraph 2, of these articles of association;

p.                                      works council: the works council of the company’s business or of the business of a dependent company. If there is more than one works council, the powers of the works council under these articles of association shall be exercised by each of these works councils separately; with regard to a nomination as referred to in article 28, section A, paragraph 3, the powers shall be exercised by these works councils jointly. If a central works council has been instituted for the business or businesses involved, the powers of the works council under these articles of association shall accrue to the central works council.

CHAPTER II

Name, registered office, structure and object.

Article 2. Name and seat.

1.                                       The name of the company is: Koninklijke KPN N.V.

2.                                       In dealings with other countries the company may also use the name: Royal KPN N.V. or another translation of that name.

3.                                       Its registered office is situated in ‘s-Gravenhage.

Article 3. Structure.

The company is a ‘large company’. The sections 158 to 164 inclusive of Book 2 of the Netherlands Civil Code shall be applicable.

Article 4. Object.

The objects of the company are:

a.                                       to participate in and to manage other enterprises and companies, among such, companies that operate in the field of the transmitting, storing and converting of information, as well as to manage and dispose of information;

b.                                      to manage and finance subsidiaries, group companies, dependent companies and participations, among which to guarantee the debts of those companies and participations, and further to engage in any activity which may be related or conductive to the objects set out hereinabove.

CHAPTER III

Capital and shares. Registers.

Article 5. Authorised capital. Classes of shares.

1.                                       The authorised capital amounts to one billion nine hundred twenty million Euro (EUR 1,920,000,000.--).

2.                                       The authorised capital is divided into:

a.                                       four billion (4,000,000,000) common shares of twenty-four Euro cent (EUR 0.24);

b.                                      four billion (4,000,000,000) preference shares B of twenty-four Euro cent (EUR 0.24).

3.                                       With due observance of the provisions of article 6, paragraphs 7 and 8, the ordinary shares may, at the choice of the shareholder, be registered shares or bearer shares. The preference shares B shall be registered shares.

4.                                       Where the terms “shares” and “shareholders” are used in these articles of association they shall, unless the context indicates otherwise, be taken to mean both classes of shares referred to in paragraph 2 and their holders.

Article 6. Bearer ordinary shares: Necigef Global Certificate.

1.                                       On the occasion of the issuance of ordinary shares any person entitled to receive such share may submit a written request to the Board of Management for a registered ordinary share. The Board of Management shall provide its approval to such a request only if, in the opinion of the Board of Management, the applicant can show a significant reason that necessitates this. In the absence of such a request, the person entitled to such share shall obtain a bearer ordinary share in conformity with the provisions of this article 6.

2.                                       All bearer ordinary shares in issue from time to time shall be represented by one single share certificate (the “Necigef Global Certificate”).

3.                                       The company shall have the Necigef Global Certificate kept in safe custody by Necigef for the benefit of the Necigef-beneficiaries.

4.                                       The company shall confer a right to a bearer ordinary share on a person by (i) having Necigef enable the company to add an ordinary share to the Necigef Global Certificate, and (ii) by the entitled person designating a

Necigef-participant that will accordingly credit him as Necigef-beneficiary in such Necigef-participant’s collective deposit of ordinary shares in the company.

5.                                       Without prejudice to the provisions in article 44, paragraph 4, of these Articles of Association, Necigef shall be irrevocably charged with the management of the Necigef Global Certificate and be irrevocably authorised on behalf of the Necigef-beneficiaries to perform all acts in respect of the shares concerned, including acceptance and delivery and lending cooperation in the crediting and debiting of the Necigef Global Certificate.

6.                                       No individual bearer ordinary share shall be delivered.

7.                                       A Necigef-beneficiary may only after prior approval of the Board of Management require the conversion of one or more bearer ordinary shares, up to the maximum number he is entitled to, into registered ordinary shares. The Board of Management shall provide its approval to such a conversion only if, in the opinion of the Board of Management, the Necigef-beneficiary can show a significant reason that necessitates this. Such conversion of one or more ordinary shares is only allowed to the maximum number for which he is Necigef-beneficiary and shall require (i) the transfer by deed of the shares concerned by Necigef to the Necigef-beneficiary, (ii) the company acknowledging the transfer of the shares concerned, (iii) Necigef enabling the company to have the ordinary shares debited from the Necigef Global Certificate, (iv) the Necigef-participant concerned debiting the Necigef-beneficiary accordingly as a participant in its collective deposit of ordinary shares in the company, and (v) the company effecting the entry of the Necigef-beneficiary’s name in the company’s register of shareholders as holder of the registered ordinary shares concerned.

The costs in connection to a conversion as referred to in this paragraph 7 are for the account of the Necigef-beneficiary.

8.                                       A holder of registered ordinary shares may at any time require the conversion of such ordinary shares into bearer ordinary shares. Conversion of one or more registered ordinary shares shall require (i) the transfer of the shares concerned by the shareholder to Necigef, (ii) the company acknowledging the transfer of the shares concerned, (iii) Necigef enabling the company to have the ordinary shares credited to the Necigef Global Certificate, (iv) the Necigef-participant crediting the shareholder accordingly as Necigef-beneficiary in its collective deposit of ordinary shares in the Company, and (v) the company effecting the deletion of the shareholder’s name as holder of the shares concerned in the company’s register of shareholders.

9.                                       For the purpose of application of the provisions of these Articles of Association, shareholders shall be understood to include Necigef-beneficiaries.

Article 7.

Has been deleted.

Article 8.

Has been deleted.

Article 9.

Has been deleted.

Article 10. Depositary receipts for shares.

1.                                       The company may cooperate towards the issue of depositary receipts for its shares.

2.                                       If such an issue has been effected, the holders of the depositary receipts shall have the rights conferred by law upon the holders of depositary receipts, including:

a.                                       the right to attend and to address the general meeting of shareholders, in accordance with article 44;

b.                                      the right to take note of documents that are available for inspection by shareholders as referred to in the sections 102, 103 and 394 of Book 2 of the Netherlands Civil Code.

Article 11. Registers for shareholders.

1.                                       No share certificates shall be issued for the ordinary registered shares and for the preference shares B.

2.                                       The Board of Management shall keep a register in which are entered the names and addresses of all holders of the ordinary registered shares.

3.                                       The Board of Management shall also keep a separate register in which are entered the names and addresses of all holders of preference shares B.

4.                                       Each holder of one or more registered shares and each person holding a right of usufruct or pledge on one or more of such shares is obliged to notify the company in writing of his address.

5.                                       All entries and notes in a register shall be signed by a member of the Board of Management and by a member of the Supervisory Board, or by a person authorised thereto by the Board of Management with the approval of the Supervisory Board.

6.                                       Section 85 of Book 2 of the Netherlands Civil Code shall also be applicable to the registers.

7.             Extracts from a register shall be non-negotiable.

CHAPTER IV

Issue of shares.

Article 12. Competent body.

1.                                       Shares shall be issued pursuant to a resolution of the Board of Management. The resolution shall be subject to the approval of the Supervisory Board.

The scope of authority of the Board of Management shall be determined by a resolution of the general meeting of shareholders and relate at most to all unissued shares of the authorised capital, as applicable now or at any time in the future. The duration of this authority shall be determined by a resolution of the general meeting of shareholders and shall not exceed a period of five years.

2.                                       Designation of the Board of Management as the body competent to issue shares may be extended by the articles of association or by a resolution of the general meeting for a period not exceeding five years in each case. The number of shares which may be issued shall be determined at the time of designation. Designation pursuant to the articles of association may be withdrawn by an amendment to the articles of association. Designation by resolution of the general meeting cannot be withdrawn unless determined otherwise at the time of designation.

3.                                       Upon termination of the authority of the Board of Management, the issue of shares shall thenceforth require a resolution of the general meeting, save where another corporate body has been designated by the general meeting.

4.                                       A resolution by the general meeting to issue shares or to designate another body as the body competent to issue such shares, may only be taken upon a proposal of the Board of Management subject to the approval of the Supervisory Board.

A resolution of the general meeting to designate another corporate body can only be effected if it is determined thereto that every resolution to issue shares of that body shall be subject to the approval of the Supervisory Board.

5.                                       The issue of preference shares B pursuant to a resolution of a body other than the general meeting as a result of which the amount of preference shares B issued would exceed one hundred per cent (100%) of the amount of other shares issued may only take place with the prior approval of the general meeting, granted from case to case.

6.                                       In the event of an issue of preference shares B pursuant to a resolution of a body other than the general meeting as a result of which the amount of preference shares B issued does not exceed one hundred per cent (100%) of the amount of other shares issued, a general meeting of shareholders shall be convened within four weeks of the issue at which the reasons for the issue shall be explained.

7.                                       The provisions of paragraphs 1 to 6 inclusive shall be applicable mutatis mutandis to the granting of rights to subscribe to shares, but shall not be applicable to the issue of shares to persons exercising a previously granted right to subscribe to shares.

8.                                       In the event of an issue of preference shares B, a general meeting of shareholders shall be convened, to be held not later than two years after the date on which preference shares B were issued for the first time. The agenda for that meeting shall include a resolution relating to the repurchase or cancellation of the preference shares B. If the resolution to be adopted in respect of this item on the agenda does not extend to the repurchase or cancellation of the preference shares B, a general meeting of shareholders shall be convened and held, in each case within two years of the previous meeting, the agenda of which meetings shall include a resolution relating to the repurchase or cancellation of the preference shares B, until such time as no more preference shares B remain issued. The foregoing provisions of this paragraph shall not be applicable to preference shares B issued pursuant to a resolution of the general meeting.

9.                                       Section 96 of Book 2 of the Netherlands Civil Code shall also be applicable to the issue of shares and the granting of rights to subscribe to shares.

Article 13. Share issue terms. Pre-emptive right.

1.                                       The price and other terms of issue shall be determined at the time of the resolution to issue shares. Save as provided in section 80, paragraph 2 of Book 2 of the Netherlands Civil Code, the issue price shall not be less than par.

2.                                       Each holder of ordinary shares shall have a pre-emptive right to any issue of ordinary shares pursuant to the provisions of section 96a of Book 2 of the Netherlands Civil Code. The same shall apply to the granting of rights to subscribe to ordinary shares.

3.                                       The pre-emptive right may be restricted or excluded by a resolution of the Board of Management. The resolution shall be subject to the approval of the Supervisory Board. The authority vested in the Board of Management shall terminate on the date of termination of the authority of the Board of Management to issue shares.

Paragraphs 1 to 4 inclusive of article 12 shall be applicable mutatis mutandis.

4.                                       Sections 96a and 97 of Book 2 of the Netherlands Civil Code shall also be applicable to the issue terms and the pre-emptive right, respectively.

Article 14. Paying up on shares.

1.                                       On subscription to each ordinary share, payment must be made of its nominal value and, if an ordinary share is subscribed to at a higher amount, the difference between such amounts, without prejudice to the provisions of section 80, paragraph 2 of Book 2 of the Netherlands Civil Code.

2.                                       On subscription to each preference share B, paying up must be made of at least one-quarter of its nominal value.

3.                                       Further paying up on preference B shares shall not be made until a call for such paying up is made by the company. Calls for further paying up shall be made pursuant to a resolution of the Board of Management. The resolution is subject to the approval of the Supervisory Board.

4.                                       Paying up on preference shares B may be made only in cash. Paying up on ordinary shares must be made in cash, insofar as another form of contribution has not been agreed to.

5.                                       The Board of Management shall be authorised, without the prior approval of the general meeting, to perform legal acts relating to non-cash contributions for ordinary shares and the other legal acts referred to in section 94 of Book 2 of the Netherlands Civil Code.

6.                                       Sections 80, 80a, 80b and 94b of Book 2 of the Netherlands Civil Code shall also be applicable to paying up on shares and non-cash contributions, respectively.

CHAPTER V

Shares in the company’s own capital and depositary receipts therefor.

Article 15. Acquisition.

1.                                       The company may acquire fully paid up shares in its own capital or depositary receipts therefor, but may only do so for no consideration or if:

a.                                       the distributable part of the shareholders’ equity is at least equal to the purchase price, and

b.                                      the nominal value of the shares in its capital or depositary receipts therefor which the company acquires, holds or holds as pledgee or which are held by a subsidiary company does not exceed one-tenth of the issued capital.

2.                                       The company may acquire shares in its own capital or depositary receipts therefor for the purpose of transferring the same to employees of the company or of a group company under a scheme applicable to such employees.

3.                                       Shares in the company’s own capital shall be acquired or disposed of pursuant to a resolution of the Board of Management, without prejudice to the provisions of article 25 paragraph 2 under A.a of these articles of association and section 98, paragraph 4 of Book 2 of the Netherlands Civil Code.

4.                                       On shares in the capital of the company held by the company, or for which the company holds the depositary receipts thereof, no distributions shall be made for the benefit of the company. Shares or depositary receipts thereof on which, pursuant to this paragraph 4, no distribution shall be made for the benefit of the company shall not be counted when calculating allocation and entitlements to profits.

5.                                       Sections 24d, 89a, 95, 98, 98a, 98b, 98c, 98d and 118, paragraph 7 of Book 2 of the Netherlands Civil Code shall also be applicable to shares in the company’s own capital or depositary receipts therefor.

CHAPTER VI

Reduction of capital.

Article 16.

1.                                       The general meeting may, but only on a proposal of the Board of Management with the approval of the Supervisory Board, resolve to reduce the issued capital:

a.                                       by a cancellation of shares; or

b.                                      by a reduction of the nominal amount of the shares by amendment of the articles of association.

2.                                       A resolution to cancel may only relate to:

a.                                       shares held by the company itself or for which it holds the depositary receipts; or

b.                                      all preference shares B or all ordinary shares, in all cases with repayment.

3.                                       Any partial repayment on shares or release from the obligation to pay up shall only be permitted in order to implement a resolution to reduce the nominal amount of the shares. Such a repayment or release must be made:

a.                                       in respect of all shares; or

b.                                      in respect of all preference shares B or all ordinary shares.

4.                                       The provisions of sections 99 and 100 of Book 2 of the Netherlands Civil Code shall also be applicable to the reduction of capital.

CHAPTER VII

Transfer of the registered shares. Restricted rights.

Article 17.

Has been deleted.

Article 18. Transfer of registered shares. Restricted rights.

1.                                       A transfer of a registered share or of an restricted right thereto shall require a deed of transfer drawn up for that purpose and, save when the company itself is a party to the legal act, acknowledgement in writing by the company of the transfer.

Acknowledgement must be given in the instrument or by a dated statement embodying such acknowledgement on the instrument or on a copy or extract thereof duly authenticated by a civil-law notary or by the transferor. Service of such instrument, copy or extract on the company shall be deemed as acknowledgement. If the transfer relates to preference shares B which have not been paid up in full, the acknowledgement may be given only if the instrument of transfer bears an officially recorded or otherwise fixed date.

2.                                       A pledge may be also established on a share without acknowledgement by the company or service of an instrument on the company. In such cases, section 239 of Book 3 of the Netherlands Civil Code shall be applicable mutatis mutandis whereby acknowledgement by the company or service of an instrument on the company shall replace the notification referred to in paragraph 3 of that section.

3.                                       The acknowledgement shall be signed with due observance of the provisions on representation of article 24.

Article 19. Usufruct. Pledge.

1.                                       The shareholder shall have the right to vote on shares subject to a usufruct or pledge. The usufructuary or the pledgee shall, however, have the right to vote if so provided upon the establishment of the usufruct or pledge. A shareholder without the right to vote and a usufructuary or a pledgee with the right to vote shall have the rights conferred by law upon the holders of depositary receipts issued for shares with the cooperation of a company. A usufructuary or pledgee without the right to vote shall not have the rights referred to in the preceding sentence.

2.                                       The shareholder shall have the rights attaching to the share on which an usufruct has been established with respect to the acquisition of shares, provided that he shall compensate the usufructuary for the value of these rights to the extent that the latter is entitled thereto under his right of usufruct.

CHAPTER VIII

Management.

Article 20. Board of Management.

1.                                       The management of the company shall be formed by a Board of Management consisting of a number of members to be determined by the Supervisory Board at three or more members. If there are fewer than three members of the Board of Management, the Supervisory Board shall proceed without delay to fill up the number of members of the Board of Management.

2.                                       The Supervisory Board shall appoint a chairman from among the members of the Board of Management.

Article 21. Appointment, resignation, suspension and dismissal.

1.                                       The Supervisory Board shall appoint the members of the Board of Management. It shall notify the general meeting of shareholders of an intended appointment.

2.                                       A member of the Board of Management shall resign no later than at the time of closure of the general meeting of shareholders following the day four years after his last appointment and shall be qualified for re-appointment.

3.                                       The notification to appoint or re-appoint shall contain an explanation of the reasons for the proposed appointment or re-appointment. In case of an intended re-appointment the performance of the candidate as a member of the Board of Management shall be taken into account.

4.                                       The Supervisory Board shall not dismiss a member of the Board of Management until the general meeting has been consulted on the intended dismissal. The Supervisory Board shall permit the member of the Board of Management who it intends to dismiss, to be heard before the general meeting of shareholders regarding the intended dismissal.

5.                                       The Supervisory Board can suspend a member of the Board of Management.

6.                                       A suspension may be extended on one or more occasions, but is not to last for a total of more than three months. If no decision has been made to set aside the suspension or dismiss such member by the end of that period the suspension shall be set aside.

7.                                       Section 158, paragraph 10 of Book 2 of the Netherlands Civil Code shall also apply to the appointment and dismissal of the members of the Board of Management.

Article 22. Remuneration.

1.                                       The company has a policy on the remuneration of the Board of Management. The policy shall be proposed by the Supervisory Board and adopted by the general meeting. The policy on remuneration shall in any case include the subjects referred to in sections 383c, 383d and 383e of Book 2 of the Netherlands Civil Code insofar as they regard issues related to the Board of Management. The policy on remuneration shall be offered for inspection to the works council in writing at the same time on which it is offered to the general meeting of shareholders.

2.                                       The remuneration and further terms of employment of the Board of Management shall be determined by the Supervisory Board, with due observance of the policy referred to in paragraph 1.

3.                                       If the remuneration of the Board of Management also consists of schemes under which shares or rights to subscribe for shares are granted, the Supervisory Board shall submit a proposal in respect of these schemes to the general meeting for approval. The proposal must as a minimum state the number of shares or rights to subscribe for shares that can be granted to the Board of Management and the conditions for the granting and amending thereof. The lack of approval by the general meeting shall not affect the authority of the Supervisory Board to represent the company.

Article 23. Management duties. Decision-making. Allocation of tasks.

1.                                       Subject to the restrictions imposed by the articles of association, the Board of Management shall be charged with the management of the company.

2.                                       The Board of Management shall resolve with an absolute voting majority. In the event the votes are equally divided, the chairman of the Board of Management shall have a casting vote.

3.                                       The Board of Management shall draw up by-laws containing further regulations on the procedure of holding meetings and decision-making by the Board of Management, and its operating procedures. Such by-laws shall require the approval of the Supervisory Board.

4.                                       In allocating its duties, the Board of Management may determine the tasks for which each member of the Board of Management bears special responsibility. The allocation of tasks shall require the approval of the Supervisory Board.

Article 24. Representation.

1.                                       The Board of Management represents The company. Representative authority shall also vest in:

a.                                       the chairman of the Board of Management, or

b.                                      two other members of the Board of Management, acting jointly.

2.                                       The Board of Management may appoint attorneys with general or restricted power to represent the company. Any such appointment may be withdrawn at any time. All such officers shall represent the company with due observance of the restrictions imposed on their powers. Their titles shall be determined by the Board of Management.

3.                                       In the event of a conflict of interest between the company and a member of the Board of Management, the company shall be represented by a member of the Board of Management or a member of the Supervisory Board appointed by the Supervisory Board for this purpose.

Article 25. Approval of resolutions of the Board of Management.

1.                                       Resolutions of the Board of Management entailing a significant change in the identity or character of the company or its business are subject to the approval of the general meeting, including in any case:

a.                                       the transfer of (nearly) the entire business of the company to a third party;

b.                                      entering into or breaking off long-term co-operation of the company or a subsidiary with an other legal entity or company or as fully liable partner in a limited partnership or general partnership, if this co-operation or termination is of major significance for the company;

c.                                       acquiring or disposing of participating interests in the capital of a company at a value of at least one third of the sum of the assets of the company as shown on its balance sheet plus explanatory notes or, if the company prepares a consolidated balance sheet, as shown on its consolidated balance sheet plus explanatory notes, according to the last adopted financial statements of the company, by the company or a subsidiary.

2.                                       Without prejudice to the other provisions of these articles of association as to that subject, the approval of the Supervisory Board shall be required for:

A.                                   Resolutions of the Board of Management relating to:

a.                                       the issue and acquisition of shares of the company and debt instruments issued by the company or of debt instruments issued by a limited partnership (commanditaire vennootschap) or a general partnership (vennootschap onder firma) in respect of which the company is a general partner with full liability;

b.             cooperation in the issue of depositary receipts for shares in the company;

c.                                       application for listing or withdrawal of listing on any stock exchange of the securities referred to under a and b;

d.                                      the entering into or termination of long-term cooperation of the company or a dependent company with any other company or legal entity or as fully liable partner in a limited partnership or general partnership if such cooperation or termination is of fundamental importance to the company;

e.                                       the acquisition of a participation worth at least a quarter of the value of the issued capital plus reserves according to the company’s balance sheet plus explanatory notes, by the company or a dependent company in the capital of another company, and any substantial increase or decrease of such a participation;

f.                                         investments requiring an amount equal to at least a quarter of the company’s issued capital plus reserves according to its balance sheet plus explanatory notes;

g.                                      a proposal to amend the articles of association;

h.                                      a proposal to dissolve the company;

i.                                          a petition for bankruptcy or a request for suspension of payments (surséance van betaling);

j.                                          the termination of the employment of a considerable number of the company’s employees or of a dependent company’s employees simultaneously or within a short period of time;

k.                                       a significant change in the employment conditions of a considerable number of the company’s employees or of a dependent company’s employees;

l.              a proposal to reduce the issued capital of the company;

B.                                     - Insofar not already subject to A mentioned hereinabove - the resolutions of the Board of Management, against which the chairman has cast his vote in the voting of the Board of Management.

3.                                       The Supervisory Board is authorised to subject further resolutions of the Management Board to its approval in addition to those indicated in paragraph 2. All such other resolutions must be clearly specified in writing and the Management Board must be informed of these in writing.

4.                                       The lack of approval of the general meeting for a resolution as referred to in paragraph 1 or of the Supervisory Board for a resolution as referred to in the paragraphs 2 and 3, shall not affect the authority of the Board of Management and its members to represent the company.

Article 26. Absence or inability to act.

In the event of the absence or inability to act of a member of the Board of Management, the remaining members shall be charged temporarily with the management of the company. In the event of the absence or inability to act of all the members of the Board of Management, the Supervisory Board shall be charged temporarily with the management of the company and shall have the authority to delegate the management of the company temporarily to one or more persons, whether or not members of the Supervisory Board.

CHAPTER IX

Supervisory Board.

Article 27. Number of members. Profile. Eligibility.

1.                                       The company shall have a Supervisory Board consisting of natural persons only. The Supervisory Board shall have at least five and at most nine members. If there are fewer than five members of the Supervisory Board, the Board shall proceed without delay to fill up its number of members.

2.                                       The Supervisory Board shall draw up a profile with respect to its size and composition, taking into account the company’s type of business, its activities and the required expertise and background of the members of the Supervisory Board.

The Supervisory Board shall discuss the profile in the general meeting of shareholders and with the works council, for the first time at the occasion of adoption and subsequently at each amendment thereof.

3.                                       The number of members of the Supervisory Board shall be determined by the Supervisory Board, with due observance of the provisions of paragraphs 1 and 2.

4.                                       The position of a member of the Supervisory Board may not be held by:

a.                                       persons employed by the company;

b.                                      persons employed by a dependent company;

c.                                       officers and persons employed by an employees’ organisation customarily involved in the establishment of the terms of employment of the persons referred to under a. and b.

Article 28. Appointment. Resolutions passed in the General Meeting of Shareholders.

Section A. Appointment.

1.                                       Notwithstanding the provision of paragraph 6, members of the Supervisory Board are appointed by the general meeting on a nomination of the Supervisory Board. The Supervisory Board shall simultaneously inform the general meeting and the works council of the nomination. The nomination will state the reasons on which it is based.

2.                                       The general meeting and the works council may recommend persons to the Supervisory Board to be nominated as a member of the Supervisory Board. The Supervisory Board shall inform them in time, when, why and in accordance with what profile a vacancy has to be filled in its midst. In case the stronger right of recommendation (versterkt recht van aanbeveling), as referred to in paragraph 3, applies, the Supervisory Board shall announce that as well.

3.                                       With regard to one third of the total number of members of the Supervisory Board, the Supervisory Board shall put a person recommended by the works council on the nomination, unless the Supervisory Board objects to the recommendation because it suspects that the recommended person shall be unsuitable for the exercise of the duties of a member of the Supervisory Board or that the Supervisory Board shall not be composed properly in case of appointment in accordance with the recommendation. If the number of members of the Supervisory Board cannot be divided by three, the closest lower number that can be divided by three shall be taken into account in order to establish the number of members of the Supervisory Board for which the stronger right of recommendation applies.

4.                                       A recommendation or nomination as referred to above in this article 28 shall include the name of the person who is recommended or nominated and the information as referred to in section 142, paragraph 3 of Book 2 of the Netherlands Civil Code. The Supervisory Board is entitled to set a reasonable time within which all the recommendations will have to be made.

The recommendation and nomination to appoint or re-appoint shall contain an explanation of the reasons for the proposed appointment or re-appointment. In case of re-appointment, the performance in the past period of the candidate as a member of the Supervisory Board shall be taken into account.

5.                                       If the Supervisory Board objects to a recommendation as referred to in paragraph 3, it shall inform the works council of its objection and state the reasons therefor. The Supervisory Board shall forthwith enter into consultation with the works council in order to reach agreement on the recommendation. If the Supervisory Board establishes that no agreement can be reached, a representative of the Supervisory Board designated for that purpose shall request the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeal to declare the objection well-founded. The request shall not be filed before the lapse of four weeks after the consultation with the works council has started. The Supervisory Board shall put the recommended person on the nomination if the Enterprise Chamber declares the objection unfounded. If the Enterprise Chamber declares the objection well-founded, the works council can make a new recommendation in accordance with the provision of paragraph 3.

6.                                       The general meeting can, by an absolute majority of the votes cast, representing at least one third of the issued capital, reject the nomination. If at a general meeting less than one third of the issued capital was represented, a new meeting can be convened where the nomination can be rejected by an absolute majority of the votes cast. The Supervisory Board shall then prepare a new nomination. Paragraphs 2, 3, 4 and 5 shall apply. If the general meeting does not appoint the nominated person and does not resolve to reject the nomination, the Supervisory Board shall appoint the nominated person.

Section B. Decision-making in the general meeting of shareholders.

7.                                       The making of a recommendation as referred to in article 28 under A. as well as the resolution to appoint, can be discussed in one and the same general meeting of shareholders, provided that the following provisions of this article 28 under B. are observed.

8.                                       The agenda for the meeting shall include at least the following items for discussion:

a.                                       notice of the time at which a vacancy will arise and the reason for its occurrence and in accordance with what profile the vacancy must be filled;

b.                                      opportunity for the general meeting to make a recommendation;

c.                                       on the condition precedent that no recommendation for another person shall be made by the general meeting: the announcement by the Supervisory Board of the name of the person it wishes to nominate;

d.                                      on the condition precedent that no recommendation for another person shall be made by the general meeting: proposal to appoint the proposed person.

9.                                       The name of the person whom the Supervisory Board wishes to nominate and the information as referred to in paragraph 4 shall be stated in the convocation of the general meeting of shareholders or in an agenda which is made available at the company’s office for inspection, in which case the convocation shall refer to this agenda.

10.                                 The convocation of this meeting may not take place until it is certain:

a.                                       that the central works council has either made a recommendation as referred to in paragraph 2 or, when applicable, - paragraph 3, or has given notice that it shall not make such recommendation, or that a reasonable period of time in which to make a recommendation as determined by the Supervisory Board, has lapsed; and

b.                                      if the central works council made a recommendation as referred to in paragraph 2 or, - where applicable - in paragraph 3, the Supervisory Board has nominated the recommended person.

Article 29. Retirement. Suspension. Dismissal.

1.                                       A member of the Supervisory Board shall resign no later than at the time of closure of the general meeting following the day four years after his last appointment and be qualified for re-appointment, in accordance with the provisions of article 28.

A member of the Supervisory Board shall be dismissed and suspended in the manner defined in section 161, paragraphs 2 and 3 of Book 2 of the Netherlands Civil Code.

2.                                       The members of the Supervisory Board shall resign periodically in accordance with a rotation plan to be drawn up by the Supervisory Board. An alteration to the rotation plan cannot imply that an incumbent member of the Supervisory Board shall resign against his will before the period for which he was appointed has expired.

3.                                       The general meeting can, by an absolute majority of the votes cast, representing at least one third of the issued capital, take a vote of no confidence in (‘het vertrouwen opzeggen in’) the Supervisory Board. The reasons for the resolution must be stated. The resolution cannot regard members of the Supervisory Board appointed by the Commercial Division of the Amsterdam Court of Appeal in accordance with paragraph 5.

4.                                       A resolution referred to in paragraph 3 shall not be passed until after the Board of Management has notified the central works council of the proposed resolution and the reasons therefore. The notification shall be made at least thirty days before the general meeting of shareholders is held at which the proposal is discussed. If the central works council defines a position on the proposal, the Board of Management shall inform the Supervisory Board and the general meeting thereof. The central works council can have its position explained in the general meeting of shareholders.

5.                                       The resolution referred to in paragraph 3 shall result in the immediate resignation of the members of the Supervisory Board. In that case the Board of Management shall forthwith request the Commercial Division of the Amsterdam Court of Appeal to temporarily appoint one or more members of the Supervisory Board. The Commercial Division shall determine the consequences of the appointment.

6.                                       The Supervisory Board shall take action to the effect that, within the term stated by the Commercial Division, a new Supervisory Board is constituted in accordance with the provisions of article 28.

Article 30. Remuneration.

The remuneration for each member of the Supervisory Board shall be determined by the general meeting.

Article 31. Duties and powers.

1.                                       The duties of the Supervisory Board shall be the supervision of the policy of the Board of Management and the general course of affairs of the company and the enterprise connected therewith. It shall assist the Board of Management with advice. In the performance of their duties the members of the Supervisory Board shall be guided by the interest of the company and the enterprise connected therewith.

2.                                       The Board of Management shall provide the Supervisory Board in good time with the information necessary for the performance of its duties.

3.                                       At least once a year, the Board of Management shall inform the Supervisory Board of the main aspects of the strategic policy, the general and financial risks and the company’s management and auditing systems in writing.

4.                                       The Supervisory Board shall have access to the company’s buildings and premises and shall be entitled to inspect the company’s books and documents. The Supervisory Board may appoint one or more persons from among its number or an expert to exercise these powers. The Supervisory Board may also otherwise call upon the assistance of experts. The costs of such experts shall be borne by the company.

Article 32. Working procedures and decision-making. Committees.

1.                                       The Supervisory Board shall appoint from among its midst a chairman and one or more vice-chairmen who shall substitute for the former in his absence. The board shall appoint a secretary from among its midst or from outside and shall make a provision for the substitution for the secretary.

2.                                       In the absence of the chairman and the vice-chairman (vice-chairmen) at a meeting, the meeting itself shall designate a chairman.

3.                                       The Supervisory Board shall meet whenever the chairman, or two other members of the Supervisory Board, or the Board of Management so requests.

4.                                       Minutes shall be kept by the secretary of the proceedings of meetings of the Supervisory Board. The minutes shall be adopted by the Supervisory Board at the same meeting or at a subsequent meeting.

5.                                       All resolutions of the Supervisory Board shall be passed by absolute majority of the votes cast.

6.                                       The Supervisory Board may only pass valid resolutions at a meeting if the majority of the members of the Supervisory Board are present or represented at the meeting.

7.                                       A member of the Supervisory Board may have himself represented by a fellow member holding a written proxy. By ‘written proxy’ shall be understood a proxy transmitted by any accepted means of communication and received in writing. A member of the Supervisory Board may not act as proxy on behalf of more than one fellow member of the Supervisory Board.

8.                                       The Supervisory Board may also adopt resolutions without holding a meeting, provided the proposal in question has been submitted to all members of the Supervisory Board and none has objected to this form of decision-making.

A report shall be drawn up by the secretary of a resolution adopted in this way, enclosing the replies received, and shall be signed by the chairman and the secretary. In the minutes of the subsequent meeting of the Supervisory Board, this form of decision-making shall be stated.

9.                                       The Supervisory Board shall meet together with the Board of Management whenever the Supervisory Board or the Board of Management so requests.

10.                                 The Supervisory Board shall draw up by-laws containing further regulations on the procedure for holding meetings and decision-making by the Supervisory Board, and its operating procedures.

11.                                 The Supervisory Board may, without prejudice to its responsibilities, designate one or more committees from among its members, who shall have the responsibilities specified by the Supervisory Board.

12.                                 The composition of any such committee shall be determined by the Supervisory Board.

13.                                 The general meeting may additionally remunerate the members of the committee(s) for their services.

Article 33. Indemnity.

1.                                       The company shall indemnify and hold harmless each member of the Board of Management and each member of the Supervisory Board (each of them, for the purpose of this article 33 only, the “Director”) against any and all liabilities, claims, judgements, fines and penalties (the “Claims”), incurred by the Director as a result of any threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (the “Action”), brought by any party other than the company itself or its group companies, in relation to acts or omissions in or related to his capacity as a Director. Claims will include derivative actions brought on behalf of the company or its group companies against the Director and claims by the company (or one of its group companies) itself for reimbursement for claims by third parties on the ground that the Director was jointly liable toward that third party in addition to the company.

2.                                       The Director will not be indemnified with respect to Claims in so far as they relate to the gaining in fact of personal profits, advantages or remuneration to which he was not legally entitled, or if the Director shall have been adjudged to be liable for wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid).

3.                                       Any expenses (including reasonable attorneys’ fees and litigation costs) (together the “Expenses”) incurred by the Director in connection with any Action, shall be reimbursed by the company, but only upon receipt of a written undertaking by that Director that he shall repay such Expenses if a competent Court should determine that he is not entitled to be indemnified. Expenses shall be deemed to include any tax liability which the Director may be subject to as a result of his indemnification.

4.                                       Also in case of an Action against the Director by the company itself or its group companies, the company will advance to the Director his reasonable attorneys’ fees and litigation costs but only upon receipt of a written undertaking by that Director that he shall repay such fees and costs if a competent Court should resolve the Action in favour of the company rather than the Director.

5.                                       The Director shall not admit any personal financial liability vis-à-vis third parties, nor enter into any settlement agreement, without the company’s prior written authorisation. The company and the Director shall use all reasonable endeavours to cooperate with a view to agreeing on the defence of any Claims but in the event that the company and the Director would fail to reach such agreement, the Director shall comply with all directions given by the company in its sole discretion.

6.                                       The indemnity contemplated by this article 33 shall not apply to the extent Claims and Expenses are reimbursed by insurers.

7.                                       In case of amendment of this article 33, the indemnity provided thereby shall nevertheless continue to apply to Claims and/or Expenses incurred in relation to the acts or omissions by the Director during the periods in which this clause was in effect.

8.                                       The provisions of this Article 33 shall apply to the members of the Board of Management and the members of the Supervisory Board in office as such on twenty-first day of April two thousand and five, as well as the members of the Board of Management and the members of the Supervisory Board who are appointed as such after this date.

CHAPTER X

Financial statements and annual report. Profit.

Article 34. Financial year. Financial statements and annual report. Adoption.

1.                                       The financial year shall coincide with the calendar year.

2.                                       Each year, within five months after the end of the financial year, save where this period is extended by a maximum of six months by the general meeting on account of special circumstances, the Board of Management shall prepare the financial statements and shall lay them open for inspection by the shareholders at the office of the company. Within that period the Board of Management shall also present the annual report.

3.                                       Within the period referred to in paragraph 2, the Board of Management shall send the financial statements to the central works council as well.

4.                                       The financial statements shall be signed by the members of the Board of Management and of the Supervisory Board. If the signature of one or more of them is missing, this shall be stated and reasons shall be given.

5.                                       Annually, the Supervisory Board shall prepare a report, that shall be added to the financial statements and the annual report. The provisions of paragraphs 2 and 3 shall apply by analogy.

6.                                       The general meeting shall adopt the financial statements.

7.                                       In the general meeting of shareholders where the resolution to adopt the financial statements is passed, a proposal to release the members of the Board of Management from liability for the exercise of the management and a proposal to release the members of the Supervisory Board from liability for the exercise of the supervision of the management, insofar as the exercise of such duties is reflected in the financial statements or otherwise disclosed to the general meeting prior to the adoption of the financial statements, shall be brought up for discussion as two separate items. The scope of a release from liability shall be subject to limitations by virtue of the law.

8.                                       Sections 101, 102 and 103 and Title 9 of Book 2 of the Netherlands Civil Code shall also be applicable to the financial statements and the annual report.

Article 35. Dividends. Reservations.

1.                                       Out of the profit - the surplus on the statement of income - earned in the past financial year shall first be paid, if possible, a dividend on the preference shares B of which the percentage is equal to the average of the twelve months EURIBOR (Euro Interbank Offered Rate) – weighted to the number of days over which the payment occurs – increased by one (1). The dividend shall be calculated according on a proportionate basis if the preference shares B involved are issued in the course of the financial year. If the twelve months EURIBOR is no longer fixed at any time, the dividend percentage shall be equal to the arithmetic mean of the average effective yields of the five longest-dated state loans, as calculated by the Central Bureau of Statistics and published in the Official Price List, over the last twenty stock-exchange business days before the date of issue, plus a premium, to be determined by the Board of Management and subject to the approval of the Supervisory Board, of at least one-quarter of a percentage point and at most one percentage point, depending on the prevailing market conditions.

If the distribution on the preference shares B for any financial year as referred to in the preceding paragraph cannot be made or cannot be made in full because the profit does not permit it, the deficit shall be distributed at the expense of the distributable part of the shareholders’ equity. The dividend on preference shares B shall be calculated on the paid-up part of the nominal value.

2.                                       The Board of Management shall then subject to the approval of the Supervisory Board determine what part of the profit remaining after the application of paragraph 1 is to be appropriated to reserves.

3.                                       The part of the profit remaining after the appropriation to reserves shall be at the disposal of the general meeting, provided that no further distributions can be made on the preference shares B.

4.                                       If a loss is sustained in any year, no dividend shall be distributed for that year. No dividend may be paid in subsequent years until the loss has been compensated by profits. The general meeting may, however, resolve on a proposal of the Board of Management which has received the approval of the Supervisory Board to compensate the loss out of the distributable part of the shareholders’ equity or also to distribute a dividend out of the distributable part of the shareholders’ equity.

5.                                       The Board of Management may resolve to distribute an interim dividend. Such a resolution shall be subject to the approval of the Supervisory Board.

6.                                       Sections 103, 104 and 105 of Book 2 of the Netherlands Civil Code shall also be applicable to distributions to shareholders.

Article 36. Distributions in shares and distributions charged to the reserves.

1.                                       The Board of Management may resolve that all or part of the dividend on ordinary shares shall be paid in shares in the company instead of cash. The resolution of the Board of Management thereto shall be subject to the approval of the Supervisory Board.

2.                                       The general meeting may resolve, on a proposal of the Board of Management which has received the approval of the Supervisory Board, to charge distributions to holders of ordinary shares to the distributable part of the shareholders’ equity. All or part of these distributions may also be paid in shares in the company instead of cash.

Article 37. Payments.

An announcement of dividends and other distributions becoming payable shall be made in accordance with article 46.

CHAPTER XI

General meetings of shareholders.

Article 38. Annual meeting.

1.                                       The annual meeting shall be held each year within six months after the end of the financial year.

2.                                       The agenda for that meeting shall include the following items:

a.                                       the annual report;

b.                                      adoption of the financial statements;

c.                                       release from liability of members of the Board of Management;

d.                                      release from liability of members of the Supervisory Board;

e.                                       determination of dividend;

f.                                         if applicable, appointment of members of the Supervisory Board and notification of intended appointments of members of the Board of Management, and of expected vacancies in the Supervisory Board;

g.                                      any other proposals put forward by the Supervisory Board or the Board of Management and announced pursuant to article 40, such as a proposal to designate a body competent to issue shares or to authorise the Board of Management to cause the company to acquire its own shares or depositary receipts therefor.

Article 39. Other meetings.

Other general meetings of shareholders shall be held as often as the Board of Management or the Supervisory Board considers it necessary, without prejudice to the provisions of sections 110, 111 and 112 of Book 2 of the Netherlands Civil Code.

Article 40. Notice convening a meeting. Agenda.

1.                                       General meetings of the shareholders shall be convened by the Supervisory Board or the Board of Management.

2.                                       Notice convening a meeting shall be given no later than on the fifteenth day prior to that of the meeting.

3.                                       The notice convening a meeting shall state the subjects to be considered or it shall state that the shareholders may inspect the same at the office of the company, without prejudice to the provisions of section 99 paragraph 7 of Book 2 of the Netherlands Civil Code, and article 47, paragraph 3.

4.                                       The notice convening a meeting shall state the requirements for admittance to the meetings as described in article 44.

5.                                       The notice convening a meeting shall be given in the manner stated in article 46.

6.                                       Matters not stated in the notice convening the meeting may be further announced, subject to the time limit pertaining to the convocation of meetings, in the manner stated in article 46.

7.                                       Unless the notice convening the meeting includes the contents of all the documents which according to the law or the articles of association shall be available to shareholders for inspection in connection with the meeting to be held, these documents shall be made available to shareholders free of charges at a Pay Office (Betaalkantoor), domiciling in the Netherlands, as meant in the General Rules, to be designated in the notice convening.

8.                                       Holders of shares representing alone or in the aggregate at least one percent (1%) of the issued capital, or alone or in the aggregate, at least a value of fifty million euros (EUR 50,000,000) according to the Official Price List, have the right to request to the Board of Management or the Supervisory Board to place items on the agenda of the general meeting of shareholders. These requests have to be honoured by the Board of Management or the Supervisory Board on the condition:

a.                                       that grave interests of the company do not dictate otherwise; and

b.                                      that the request has been filed in writing with the Board of Management or the chairman of the Supervisory Board, at least sixty days prior to the date of the general meeting of shareholders.

9.                                       The term “shareholders” in this article shall include usufructuaries and pledgees in whom the voting rights on shares are vested.

Article 41. Venue of meetings.

The general meetings of shareholders shall be held in Amsterdam, Rotterdam, The Hague or Utrecht.

Article 42. Chairmanship.

1.                                       The general meetings of shareholders shall be presided over by the chairman of the Supervisory Board or, in his absence, by a vice-chairman of that board; in the event that the latter is (are) also absent, the members of the Supervisory Board present shall appoint a chairman from their midst. The Supervisory Board may appoint another chairman for a general meeting of shareholders.

2.                                       If the chairman of a meeting has not been appointed in accordance with paragraph 1, the meeting itself shall appoint a chairman. Until that moment, a member of the Board of Management designated thereto by the Board of Management shall substitute as chairman.

Article 43. Minutes.

1.                                       Minutes shall be kept of the proceedings of each general meeting of shareholders by a secretary appointed by the chairman. The minutes shall be adopted by the chairman and the secretary and shall be signed by them in witness thereof.

2.                                       The Supervisory Board or the chairman may determine that a notarial record shall be made of the proceedings of the meeting. Such a record shall be co-signed by the chairman.

Article 44. Rights to attend meetings. Admission.

1.                                       Each shareholder who is entitled to vote and each usufructuary or pledgee of shares in whom voting rights are vested shall be entitled to attend the general meeting of shareholders, to address the meeting and to exercise his voting rights. In the case of ordinary registered shares, the intention to attend the meeting must be notified to the Board of Management in writing. Such notification must be received by the Board of Management not later than on the date stated in the notice convening the meeting.

2.                                       The rights to take part in the meeting pursuant to paragraph 1 may be exercised by a person holding a written or electronic proxy, provided that in the case of ordinary shares such proxy has been received by the Board of Management no later than on the date stated in the notice convening the meeting or by a third party stated in the notice convening the meeting.

3.                                       If the voting rights in respect of a share are vested in the usufructuary or pledgee instead of in the shareholder, the shareholder shall also be entitled to attend the general meeting of shareholders and to address the meeting, provided that in the case of ordinary registered shares the Board of Management has been notified of the shareholder’s intention to attend the meeting in accordance with paragraph 1. Paragraph 2 shall be applicable mutatis mutandis.

4.                                       With respect to the voting rights and the right to participate in meetings attached to ordinary bearer shares, the company shall apply by analogy the provisions of Sections 88 and 89 Book 2 of of the Dutch Civil Code and

recognise as a shareholder the person named in a written statement from a Necigef-participant as a Necigef-beneficiary, entitled to a given number of ordinary bearer shares belonging to such Necigef-participant’s collective deposit of ordinary bearer shares in the company and remainaining thus entitled until the close of the meeting.

A holder of ordinary bearer shares or his proxy shall only have admittance to the meeting if the foregoing statement has been deposited not later than on the date stated in the notice convening the meeting at the place mentioned therin. The receipt issued once such statement has been deposited shall give admittance to the meeting. The foregoing provisions of this paragraph 4 shall apply mutatis mutandis to each pledgee or usufructuary of ordinary bearer shares in whom voting rights are vested or their proxy.

5.                                       The Board of Management is authorised to determine in the notice convening the meeting that for all or certain types of shares, for the application of section 117, subsections 1 and 2, of Book 2 of the Netherlands Civil Code, the persons that are entitled to attend and address meetings and to vote are the persons who have those rights on a determined day (“date of registration”) and are entered as such in a register (or one or more parts thereof) that has been designated for that purpose by the Board of Management, irrespective of who is legally entitled to those shares or depositary receipts for those shares at the time of the meeting. In this matter the provisions of paragraph 1 to 4 also apply similarly on the understanding that the statement of the Necigef-participant as referred to in paragraph 4 must show that on the relevant date of registration the person named is the participant in the number of shares stated in the statement and that an acknowledgement of receipt does not need to be issued for the filing of the statement. The manner in which a Necigef-beneficiary will obtain access to the meeting will be set out in the notice to the meeting.

6.                                       The date stated in the notice convening the meeting as referred to in paragraphs 1, 2, 4 and 5 shall not be earlier than the seventh day before that of the meeting or at some time, so much earlier as will be allowed by law.

7.                                       Each share shall bear the entitlement to cast one vote.

8.                                       Each person entitled to vote or his proxy shall sign the attendance list.

9.                                       The members of the Supervisory Board and the members of the Board of Management shall have an advisory vote at the general meeting of shareholders.

10.                                 The chairman shall decide whether persons other than those who shall be admitted in accordance with the above provisions of this article shall be admitted to the meeting.

Article 45. Voting.

1.                                       All resolutions for which no greater majority is required by law or the articles of association shall be passed by an absolute majority of the votes cast.

2.                                       If in an election of persons an absolute majority is not obtained, there shall be a second free ballot. If again an absolute majority is not obtained, further ballots shall be held until either one person obtains an absolute majority or there is a tie in a ballot between two persons.

Such further voting (not including the second free ballot) shall be between the persons voted upon in the preceding ballot with the exclusion of the person obtaining the lowest number of votes in that preceding ballot. If more than one person obtained the lowest number of votes in the preceding ballot, lots shall be drawn to decide which of those persons is to withdraw from the next ballot. In the event of a tie in a ballot between two persons, lots shall be drawn to decide which of the two is elected.

3.                                       In the event of a tie in a vote on matters other than the election of persons, the proposal shall be rejected.

4.                                       All voting shall be oral. The chairman may, however, determine that voting shall be in writing. In the case of the election of persons, any person present who is entitled to vote may demand that voting shall be in writing. Voting in writing shall take place by means of unsigned sealed ballot papers.

5.                                       Abstentions and invalid votes shall be counted as not cast.

6.                                       Voting by acclamation shall be possible if none of the persons present and entitled to vote objects thereto.

7.                                       The provisions of sections 13 and 117 of Book 2 of the Netherlands Civil Code shall also apply to the general meeting of shareholders.

CHAPTER XII

Convocations and notifications.

Article 46.

1.                                       All notices convening general meetings of shareholders, all announcements relating to dividends and other distributions and all other notifications to shareholders shall be given by publication in a nationally distributed daily newspaper and in the Official Price List, or in such manner as at any time permitted by law, without prejudice to the provisions of section 96a, paragraph 4 of Book 2 of the Netherlands Civil Code.

2.                                       The expression “shareholders” in paragraph 1 shall include usufructuaries and pledgees in whom the voting rights on shares are vested as well as the holders of the depositary receipts for shares as referred to in article 10.

CHAPTER XIII

Amendment of the articles of association, statutory merger and dissolution.

Article 47. Amendment of the articles of association. Merger. Demerger.Dissolution.

1.                                       A resolution of the general meeting to amend the articles of association, to merge or demerge within the meaning of Part 7 of Book 2 of the Netherlands Civil Code or to dissolve the company may only be adopted on a proposal of the Board of Management which is approved by the Supervisory Board.

2.                                       The company shall conduct a discussion in respect of the content of a proposal to amend the articles of association with Euronext Amsterdam N.V. before this proposal is put before the general meeting.

3.                                       If a proposal to amend the articles of association or to dissolve the company is to be put to the general meeting, this must in all cases be stated in the notice convening the general meeting of shareholders or announced subsequently as referred to in article 40, paragraph 6, and, in the case of an amendment to the articles of association, simultaneously a copy of the proposal including the verbatim text of the proposed amendment must be deposited for inspection at the office of the company and must be made available free of charge to shareholders and to the persons referred to in article 46, paragraph 2, until the end of the meeting.

Article 48. Liquidation.

1.                                       In the event of dissolution of the company pursuant to a resolution of the general meeting, the members of the Board of Management shall be charged with the liquidation of the business of the company and the Supervisory Board with the supervision thereof.

2.                                       During liquidation the provisions of the articles of association shall remain in force as far as possible.

3.                                       Out of the surplus remaining after settlement of the debts shall first be distributed to the holders of the preference shares B the nominal amount paid up on these shares and any amount still owed by way of dividend to which these shares entitle, insofar as this has not been distributed in previous years. If the balance is not sufficient thereto, the distribution shall be made in proportion to the amounts paid up on those shares. The remainder shall be distributed to the holders of ordinary shares in proportion to the aggregate nominal value of their ordinary shares.

4.                                       The liquidation shall otherwise be subject to the provisions of Part 1 of Book 2 of the Netherlands Civil Code.

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